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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                              Coventry Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   222853-10-3
            -------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement.  _____














                        (Continued on following pages(s))

                                Page 1 of 4 Pages


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CUSIP NO. 222853-10-3                  13 G/A                  PAGE 2 OF 4 PAGES

1.       Name of Reporting Person
         Philip N. Bredesen and Andrea Conte, Jointly

2.

3.

4.       Citizenship or Place of Organization
         United States

5.       N/A

6.       Shared Voting Power
         1,769,271

7.       N/A

8.       Shared Dispositive Power
         1,769,271

9. Aggregate Amount Beneficially Owned by each Reporting Person 1,769,271 (Joint Ownership with Spouse)

10.      N/A

11.      Percent of Class Represented by Amount in Row 9
         5.36%

12.      Type of Reporting Person
         IN


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CUSIP NO. 222853-10-3                                        PAGE 3 OF 4 PAGES

ITEM 1

         (a)      Coventry Corporation

         (b)      53 Century Boulevard
                  Suite 250
                  Nashville, TN  37214

ITEM 2

         (a)      Philip N. Bredesen and Andrea Conte
                  (Joint Ownership Between Spouses)

         (b)      107 Metropolitan Courthouse
                  Nashville, TN  37201

         (c)      United States

         (d)      Common Stock

         (e)      222853 10 3

ITEM 3

         Not Applicable

ITEM 4

         (a)      1,769,271 Shares

         (b)      5.36%

         (c)      (i)      Not Applicable

                  (ii)     1,769,276 Shares

                  (iii)    Not Applicable

                  (iv)     1,769,276 Shares

ITEM 5

         Not Applicable



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CUSIP NO. 222853-10-3                                         PAGE 4 OF 4 PAGES


ITEM 6

         Not Applicable

ITEM 7

         Not Applicable

ITEM 8

         Not Applicable

ITEM 9

         Not Applicable

ITEM 10

         Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        ------------------------------
                                        Date


                                        ------------------------------
                                        Philip N. Bredesen


                                        ------------------------------
                                        Date


                                        ------------------------------
                                        Andrea Conte